                                 EXHIBIT 21.1
                            SOUTHWEST WATER COMPANY
                        SUBSIDIARIES OF THE REGISTRANT
                             As of March 13, 2000


                                                                 Jurisdiction of
                                                                  Incorporation
Name of Subsidiary                        Tax payer EIN                               Parent
-------------------------------------------------------------------------------------------------------------
Suburban Water Systems                       95-1371870         California            Southwest Water Company
Water Suppliers Mobile Communication
Service                                      95-2394217         California            Suburban Water Systems
New Mexico Utilities                         85-0205040         New Mexico            Southwest Water Company
ECO Resources, Inc.                          74-1800544         Texas                 Southwest Water Company
Southwest Environmental Labs                 76-0155825         Texas                 ECO Resources, Inc.
Wastewater Rehabilitation, Inc.              74-2894610         Texas                 Southwest Water Company
SW Utility Company                           76-0332193         Texas                 Southwest Water Company
Southwest Resource Management                95-4169558         Delaware              Southwest Water Company
SOCI, Inc. (1)                               95-4107357         Delaware              Southwest Water Company
SW Operating Services Co. (1)                95-4107349         Delaware              Southwest Water Company
Inland Pacific Water Company                 Pending            Delaware              Southwest Water Company


          All above listed subsidiaries have been included in the Registrant's consolidated financial statements.

          (1) Inactive